Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-152448) and on Form S-3 (No. 333-159911) of Vanguard Natural Resources, LLC, of our report dated March 31, 2008 related to the consolidated statements of operations, members’ equity, cash flows and comprehensive loss of Vanguard Natural Resources, LLC for the year ended December 31, 2007, which appears in the Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ UHY LLP

Houston, Texas
March 4, 2010